Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Nine Months Ended July 31, 2014

STATEN ISLAND, New York – September 10, 2014. Coffee Holding Co., Inc. (Nasdaq: JVA) today announced its operating results for the three and nine months ended July 31, 2014:

The Company reported net income of $758,947, or $0.12 per share basic and $0.11 per share diluted, for the three months ended July 31, 2014 compared to a net loss of $2,108,911, or ($0.33) per share basic and diluted, for the three months ended July 31, 2013. The Company had net income of $3,391,907, or $0.53 per share basic and $0.51 diluted, for the nine months ended July 31, 2014 compared to a net loss of $1,566,866 or ($0.25) per share basic and diluted, for the nine months ended July 31, 2013.  The increase in net income reflects increased profitability on our sales.

Net sales totaled $26,628,571 for the three months ended July 31, 2014, a decrease of $5,742,121, or 17.7%, from $32,370,692 for the three months ended July 31, 2013. The decrease in net sales primarily reflected a decrease of 20% in pounds of green coffee sold during the quarter as compared to the quarter ended July 31, 2013.  We believe that the decrease in pounds sold resulted from a continued decrease in purchases by customers as a result of market volatility and a significant increase in coffee prices during the quarter.  Net sales totaled $79,373,667 for the nine months ended July 31, 2014, a decrease of $21,001,875, or 20.9%, from $100,375,542 for the nine months ended July 31, 2013.  The decrease in net sales primarily reflected a decrease of 5% in pounds of green coffee sold during the nine month period ended July 31, 2014 as compared to the nine months ended July 31, 2013. We believe that the decrease in pounds sold resulted from a decrease in purchases by customers due to market volatility.

Cost of sales for the three months ended July 31, 2014 was $23,574,095 or 88.5% of net sales, as compared to $33,526,657 or 103.6% of net sales for the three months ended July 31, 2013. Cost of sales for the nine months ended July 31, 2014 was $68,239,903 or 85.9% of net sales, as compared to $96,463,019 or 96.1% of net sales for the nine months ended July 31, 2013. The decrease in cost of sales reflects favorable inventory positions and increased coffee prices which allowed for improved margins during each period.

Total operating expenses decreased by $67,116, or 3.6%, to $1,815,889 for the three months ended July 31, 2014 as compared to operating expenses of $1,883,005 for the three months ended July 31, 2013. The decrease in operating expenses was primarily due to a decrease in selling and administrative expenses of $56,262.  Total operating expenses decreased by $119,910, or 2.1%, to $5,554,239 for the nine months ended July 31, 2014 as compared to operating expenses of $5,674,149 for the nine months ended July 31, 2013.  The decrease in operating expenses was due to a decrease in selling and administrative expense of $138,218, partially offset by an increase in officers’ salaries of $18,308.

“We are pleased to report to our shareholders another strong quarter of both improved earnings and margin expansion as compared to the nine months ended July 31, 2013.  The internal initiatives we instituted last year enabled us to achieve these two goals, which we believed were of the highest priority for long term sustainable growth and eventual revenue expansion.  We believe we can remain on track and build momentum for the foreseeable future due to our strong market position as a leader in the sales of gourmet green coffee and our favorable inventory position.  We believe these factors should provide us with positive earnings leverage in the nearterm,” said Andrew Gordon, President and Chief Executive Officer.

“Going forward, we will be adding two new initiatives to our already diverse product mix which we hope will bolster both sales and earnings in the future.  First, we will be launching our own brand of tea, Teton Tea, in our continued effort to offer “one stop” shopping for our specialty green coffee customers.  Teton Tea is comprised of an array of high quality tea products bringing innovative packaging and fresh high quality products to our portfolio to help grow our market share and develop new business opportunities as well.  Teton Tea will be available in loose-leaf bulk, single serve sachets, trend setting “cold brew” and traditional iced tea products.  With the additon of Teton Tea, we will be in the position to be a complete vendor of both hot and cold beverage alternatives for our existing and new customers.

Second, we, in conjunction with our license agreement with DTS8 Coffee Company, will be opening our first “Café de la Don Manuel” coffee shop this September in Shanghai. As the owner of the propriety name Don Manuel, which DTS8 has licensed from us, Coffee Holding Co. will receive a percentage of the sales revenues from all products bearing the Don Manuel trademark.  Through this arrangement with DTS8, we will expand our footprint in the rapidly growing Chinese coffee market.  This further develops our presence in this market with our current history of selling our  branded and green coffee products in the Chinese coffee market at the wholesale level over the past several years,” Mr. Gordon continued.

“Also, during the past quarter, we purchased 99,815 shares of our own common stock at an average price of $6.59 in the amount of $657,536  under our previously announced share repurchase program pursuant to which we may purchase up to $1 million of our outstanding common stock.  While we did not yet fully maximize the total dollar amount authorized by our board of directors, we continue to remain alert for future opportunities based on our evaluation of market conditions and other factors that may give rise to further repurchases,” added Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, hedging activities, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2014 AND OCTOBER 31, 2013

	July 31, 2014	October 31, 2013
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,389,412	$4,035,669
Accounts receivable, net of allowances of $144,000 for 2014 and 2013	13,364,483	12,362,792
Inventories	12,961,287	9,373,018
Prepaid green coffee	524,334	439,290
Prepaid expenses and other current assets	685,813	336,494
Prepaid and refundable income taxes	798,517	1,000,317
Deferred income tax asset	19,364	1,330,666
TOTAL CURRENT ASSETS	31,743,210	28,878,246
Machinery and equipment, at cost, net of accumulated depreciation of $3,560,119 and $3,130,902 for 2014 and 2013, respectively	2,028,545	2,060,350
Customer list and relationships, net of accumulated amortization of $31,875 and $26,250 for 2014 and 2013, respectively	118,125	123,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	97,331	98,178
Deposits and other assets	618,536	618,498
TOTAL ASSETS	$35,225,747	$32,399,022
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,988,156	$7,244,822
Line of credit	3,500,000	1,229,182
Due to broker	44,374	984,040
Income taxes payable	700	-
TOTAL CURRENT LIABILITIES	9,533,230	9,458,044

Deferred income tax liabilities	145,364	145,666
Deferred rent payable	206,536	195,452
Deferred compensation payable	515,536	515,498
TOTAL LIABILITIES	10,400,666	10,314,660
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,272,494 and 6,372,309 shares outstanding for 2014 and 2013, respectively	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	9,503,540	6,111,633
Less: Treasury stock, 183,822 and 84,007 common shares, at cost for 2014 and 2013	(932,911)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,481,194	21,750,065
Non-controlling interest	343,887	334,297
TOTAL EQUITY	24,825,081	22,084,362
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,225,747	$32,399,022

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2014	2013	2014	2013
NET SALES	$79,373,667	$100,375,542	$26,628,571	$32,370,692

COST OF SALES (including $13.2 and $24.7 million of related party costs for the nine months ended July 31, 2014 and 2013, respectively. Including $4.1 and $6.3 million for the three months ended July 31, 2014 and 2013, respectively.)	68,239,903	96,463,019	23,574,095	33,526,657

GROSS PROFIT (LOSS)	11,133,764	3,912,523	3,054,476	(1,155,965)

OPERATING EXPENSES:
Selling and administrative	5,094,939	5,233,157	1,656,789	1,713,051
Officers’ salaries	459,300	440,992	159,100	169,954
TOTALS	5,554,239	5,674,149	1,815,889	1,883,005

INCOME (LOSS) FROM OPERATIONS	5,579,525	(1,761,626)	1,238,587	(3,038,970)

OTHER INCOME (EXPENSE)
Interest income	32,064	30,176	12,769	12,370
(Loss) income from equity investment	(847)	(105,204)	(759)	(158)
Interest expense	(42,340)	(71,320)	(16,271)	(10,542)
TOTALS	(11,123)	(146,348)	(4,261)	1,670

INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARIES	5,568,402	(1,907,974)	1,234,326	(3,037,300)

Provision (benefit) for income taxes	2,114,905	(490,108)	450,952	(997,618)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	3,453,497	(1,417,866)	783,374	(2,039,682)
Less: net income attributable to the non-controlling interest	(61,590)	(149,020)	(24,427)	(69,229)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$3,391,907	$(1,566,886)	$758,947	$(2,108,911)

Basic earnings per share	$.53	$(.25)	$.12	$(.33)

Diluted earnings per share	$.51	$(.25)	$.11	$(.33)

Dividends declared per share	$.00	$.06	$.00	$.00

Weighted average common shares outstanding:
Basic	6,362,933	6,372,309	6,344,487	6,372,309
Diluted	6,629,933	6,672,309	6,611,487	6,372,309

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2014 AND 2013
(Unaudited)

	2014	2013
OPERATING ACTIVITIES:
Net income (loss)	$3,453,497	$(1,417,866)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	436,277	355,570
Unrealized gain on commodities	(1,211,540)	(317,192)
Loss on equity method investments	847	105,204
Deferred rent	11,084	12,035
Deferred income taxes	1,311,000	229,000
Changes in operating assets and liabilities:
Accounts receivable	(1,001,691)	377,509
Inventories	(3,588,269)	2,147,252
Prepaid expenses and other current assets	(77,445)	299,518
Prepaid green coffee	(85,044)	(278,231)
Prepaid and refundable income taxes	201,800	1,860,797)
Accounts payable and accrued expenses	(1,256,666)	(5,721,168)
Deposits and other assets		11,621
Income taxes payable	700	(21,122)
Net cash used in by operating activities	(1,805,450)	(6,078,667)

INVESTING ACTIVITIES:
Proceeds from disposition of equity method investment	-	232,069
Purchases of machinery and equipment	(398,847)	(588,879)
Net cash used in investing activities	(398,847)	(356,810)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,551,522	6,788,920
Principal payments under bank line of credit	(1,280,704)	(4,051,420)
Purchase of treasury stock	(660,778)	-
Payment of dividend	(52,000)	(387,377)
Net cash provided by financing activities	1,558,040	2,350,123

NET DECREASE IN CASH	(646,257)	(4,085,354)

CASH, BEGINNING OF PERIOD	4,035,669	7,568,583

CASH, END OF PERIOD	$3,389,412	$3,483,229

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$37,513	$73,261
Income taxes paid	$715,000	$803,490

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2014 AND 2013
(Unaudited)

Schedule of noncash investing and financing activities:

Proceeds from disposition of equity method investment:

	2014	2013

Inventory received	$-	$503,500
Settlement of accounts payable	-	992,402
Total noncash proceeds	$-	$1,495,902